EXHIBIT 10.4



















                            STOCKHOLDERS AGREEMENT



                          DATED AS OF APRIL 30, 1997


                                     Among


                       L-3 COMMUNICATIONS HOLDINGS, INC.

                         LOCKHEED MARTIN CORPORATION,

                  LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.,

                        LEHMAN BROTHERS HOLDINGS INC.,

                                FRANK C. LANZA,

                                      and

                               ROBERT V. LAPENTA

                               TABLE OF CONTENTS


                                                                          Page


                                   ARTICLE I
                                  DEFINITIONS

         Section 1.1.     Definitions . . . . . . . . . . . . . . . . . .    2

                                  ARTICLE II
                           RESTRICTIONS ON TRANSFERS

         Section 2.1.     Transfers in Accordance with this Agreement . .    6
         Section 2.2.     Agreement to be Bound . . . . . . . . . . . . .    6
         Section 2.3.     Legend  . . . . . . . . . . . . . . . . . . . .    6
         Section 2.4.     Transfers to Permitted Transferees and the
                            Company . . . . . . . . . . . . . . . . . . .    6
         Section 2.5.     No Transfer Period; Rights of First Offer . . .    7
         Section 2.6.     Tag Along Right . . . . . . . . . . . . . . . .    8
         Section 2.7.     Bring Along Right . . . . . . . . . . . . . . .    9
         Section 2.8.     Registration Rights . . . . . . . . . . . . . .   10

                                  ARTICLE III
                                    CLOSING

         Section 3.1.     Closing . . . . . . . . . . . . . . . . . . . .   10
         Section 3.2.     Deliveries at Closing; Method of Payment
                            of Purchase Price . . . . . . . . . . . . . .   10

                                  ARTICLE IV
                       ADDITIONAL RIGHTS AND OBLIGATIONS
                        OF STOCKHOLDERS AND THE COMPANY

         Section 4.1.     Preemptive Rights . . . . . . . . . . . . . . .   11
         Section 4.2.     Future Services . . . . . . . . . . . . . . . .   11
         Section 4.3.     Regulatory Event  . . . . . . . . . . . . . . .   12
         Section 4.4.     Regulatory Compliance . . . . . . . . . . . . .   12
         Section 4.5.     Standstill Agreement  . . . . . . . . . . . . .   13
         Section 4.6.     Certain Other Agreements  . . . . . . . . . . .   13

                                   ARTICLE V
                           CERTAIN VOTING AGREEMENTS

         Section 5.1.     Board of Directors of the Company . . . . . . .   13
         Section 5.2.     Charter Documents . . . . . . . . . . . . . . .   15
         Section 5.3.     Consent to an Initial Public Offering;
                            Required IPO  . . . . . . . . . . . . . . . .   15

                                  ARTICLE VI
                                  TERMINATION

         Section 6.1.     Termination . . . . . . . . . . . . . . . . . .   15

                                  ARTICLE VII
                                 MISCELLANEOUS

         Section 7.1.     No Inconsistent Agreements  . . . . . . . . . .   16
         Section 7.2.     Recapitalization, Exchanges, etc  . . . . . . .   16
         Section 7.3.     Successors and Assigns  . . . . . . . . . . . .   16
         Section 7.4.     No Waivers, Amendments  . . . . . . . . . . . .   16
         Section 7.5.     Notices . . . . . . . . . . . . . . . . . . . .   16
         Section 7.6.     Inspection  . . . . . . . . . . . . . . . . . .   17
         SECTION 7.7.     GOVERNING LAW . . . . . . . . . . . . . . . . .   17
         Section 7.8.     Section Headings  . . . . . . . . . . . . . . .   17
         Section 7.9.     Entire Agreement  . . . . . . . . . . . . . . .   17
         Section 7.10.    Severability  . . . . . . . . . . . . . . . . .   17
         Section 7.11.    Counterparts  . . . . . . . . . . . . . . . . .   17
         Section 7.12.    Option Plan . . . . . . . . . . . . . . . . . .   18


Exhibit A        Bylaws
Exhibit B        Certificate of Incorporation
Exhibit C        Registration Rights
Exhibit D        Form of Agreement to be Bound
Exhibit E        1997 Option Plan for Key Employees of L-3
                 Communications Holdings, Inc.

                            STOCKHOLDERS AGREEMENT


          STOCKHOLDERS AGREEMENT dated as of April 30, 1997 among L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), Lockheed Martin Corporation, a Maryland corporation ("Lockheed Martin"), Lehman Brothers Capital Partners III, L.P., a Delaware limited partnership ("Lehman"), Lehman Brothers Holders Inc., a Delaware corporation and the general partner of Lehman ("LBHI"), Frank C. Lanza ("Lanza") and Robert V. LaPenta ("LaPenta" and, together with Lanza, the "Management Investors"). Each of the parties to this Agreement (other than the Company) and any other Person (as hereinafter defined) who or which shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Stockholder."


                                  WITNESSETH

          WHEREAS, this Agreement shall become effective (the "Effective Date") on the date of, and simultaneously with, the Closing under the Subscription Agreements (as hereinafter defined);

          WHEREAS, as of the Effective Date, the Company will have an authorized capital stock consisting of 25,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), 3,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock") and 3,000,000 shares of Class C common stock, par value $0.01 per share (the "Class C Common Stock") and, together with the Class A Common Stock, the "Common Stock").

          WHEREAS, the Company, Lockheed Martin, Lehman and the Management Investors have entered into a Transaction Agreement dated as of March 28, 1997 (the "Transaction Agreement") pursuant to which, among other things, the Company has agreed, subject to the terms and conditions thereof, to purchase certain assets and assume certain related liabilities of Lockheed Martin;

          WHEREAS, in connection with the consummation of the transactions pursuant to the Transaction Agreement, each of Lockheed Martin, Lehman and LBHI has entered into a Common Stock Subscription Agreement with the Company dated as of the date of this Agreement pursuant to which each such Stockholder has agreed, subject to the terms and conditions thereof, to purchase shares of Class A Common Stock;

          WHEREAS, in connection with the consummation of the transactions pursuant to the Transaction Agreement, each of the Management Investors has entered into a Common Stock Subscription Agreement with the Company dated as of the date of this Agreement (such Common Stock Subscription Agreements, together with the Common Stock Subscription Agreements referred to in the preceding recital, the "Subscription Agreements") pursuant to which each such Management Investor has agreed, subject to the terms and conditions thereof, to purchase shares of Class B Common Stock; and

          WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares (as hereinafter defined) and to provide for certain rights and obligations and other agreements in respect of the Shares, all as hereinafter provided.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

          "Acquisition Transaction" shall have the meaning set forth in
Section 4.6.

          "Adverse Clearance Status" shall have the meaning set forth in Section 4.3.

          "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Lockheed Martin shall not be considered an Affiliate of Lehman or of either of the Management Investors and the employee benefit plans of Lockheed Martin and its Subsidiaries shall not be considered Affiliates of Lockheed Martin.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Business" shall have the meaning set forth in the Transaction Agreement.

          "Buyer's Notice" shall have the meaning set forth in Section
2.5(c).

          "Buyout Notice" shall have the meaning set forth in Section 2.7.

          "Bylaws" shall mean the Bylaws of the Company, in the form of Exhibit A, as amended from time to time, consistent with the terms hereof.

          "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Company, in the form of Exhibit B, as amended from time to time, consistent with the terms hereof.

          "Charter Documents" shall have the meaning set forth in Section
5.2(a).

          "Class A Common Stock" shall have the meaning set forth in the recitals of this Agreement.

          "Class B Common Stock" shall have the meaning set forth in the recitals of this Agreement.

          "Class C Common Stock" shall have the meaning set forth in the recitals of this Agreement.

          "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

          "Company" shall have the meaning set forth in the preamble of this Agreement.

          "Effective Date" shall have the meaning set forth in the recitals of this Agreement.

          "FOCI" shall have the meaning set forth in Section 4.3.

          "Initial Public Offering" shall mean the initial Public Offering (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

          "Lanza" shall have the meaning set forth in the preamble of this Agreement.

          "LaPenta" shall have the meaning set forth in the preamble of this Agreement.

          "Lehman" shall have the meaning set forth in the preamble of this Agreement.

          "LBHI" shall have the meaning set forth in the preamble of this Agreement.

          "Lehman Nominees" shall have the meaning set forth in Section
5.1(a).

          "Lockheed Martin" shall have the meaning set forth in the preamble of this Agreement.

          "Lockheed Martin Nominees" shall have the meaning set forth in
Section 5.1(a).

          "Management Investors" shall have the meaning set forth in the preamble of this Agreement.

          "Offer Price" shall have the meaning set forth in Section 2.5(b).

          "Offered Shares" shall have the meaning set forth in Section
2.5(b).

          "Option Plan" shall mean the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc., in the form of Exhibit E hereto.

          "Payment in Full of the Preference Amount" shall have the meaning given such term in the Certificate of Incorporation.

          "Permitted Transferee" shall mean:

          (i) in the case of Lehman or LBHI and Permitted Transferees of Lehman and LBHI, (A) LBHI or Lehman, as the case may be, or any controlled Affiliate (other than an individual) of LBHI, (B) any general or limited partner, director, officer or employee of Lehman, LBHI or any controlled Affiliate (other than an individual) of LBHI, (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the individuals referred to in clause (B), (D) any trust, the beneficiaries of which include only (1) Lehman, (2) Permitted Transferees referred to in clauses (A), (B) and (C) and (3) spouses and lineal descendants of Permitted Transferees referred to in clause (B) and (E) a corporation or partnership, a majority of the equity of which is owned and controlled by Lehman and/or Permitted Transferees referred to in clauses (A), (B), (C) and (D);

         (ii) in the case of Lockheed Martin and Permitted Transferees of Lockheed Martin, any controlled Affiliate of Lockheed Martin; and

        (iii) in the case of each Management Investor and Permitted Transferees of such Management Investor, his or her spouse or any of his or her lineal descendants or legatees or a testamentary trust for such legatees, or a trust or individual retirement account, the beneficiaries of which or a corporation or partnership the stockholders or partners of which include only such Stockholder, his or her spouse and his or her lineal descendants or a corporation or partnership wholly owned by them;

     provided, that any such Permitted Transferee referred to in clauses (i)-
     (iii) agrees in writing to be bound by the terms of this Agreement in accordance with Section 2.2.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

          "Proposed Transferee" shall have the meaning set forth in Section
2.6.

          "Public Offering" shall mean any underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

          "Put" shall have the meaning set forth in Section 4.3.

          "Reduced Transfer Price" shall have the meaning set forth in
Section 2.5(d).

          "Reduced Transfer Price Notice" shall have the meaning set forth in
Section 2.5(d).

          "Regulatory Event Notice" shall have the meaning set forth in
Section 4.3.

          "Regulatory Portion" shall have the meaning set forth in Section
4.3.

          "Restriction Lapse" shall have the meaning given such term in the Certificate of Incorporation.

          "Second Reduction Transfer Price" shall have the meaning set forth in Section 2.5(e).

          "Second Reduction Transfer Price Notice" shall have the meaning set forth in Section 2.5(e).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in Section 2.5(b).

          "Seller's Notice" shall have the meaning set forth in Section
2.5(b).

          "Share Equivalents" shall mean securities of any kind issued by the Company convertible into or exchangeable for Shares or options, warrants or other rights to purchase or subscribe for Shares or securities convertible into or exchangeable for Shares.

          "Shares" shall mean, with respect to any Stockholder, shares of Common Stock, whether now owned or hereafter acquired (including upon exercise of options, preemptive rights or otherwise), held by such Stockholder.

          "Shares Subject to Forfeiture" shall have the meaning given such term in the Certificate of Incorporation.

          "Stockholder" shall have the meaning set forth in the preamble of this Agreement.

          "Subscription Agreements" shall have the meaning set forth in the recitals of this Agreement.

          "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

          "Third Party" shall mean any prospective Transferee of Shares (other than the Company) that is not a Permitted Transferee of the Stockholder proposing the Transfer of such Shares to such prospective Transferee.

          "Transaction Agreement" shall have the meaning set forth in the recitals of this Agreement.

          "Transfer" shall have the meaning set forth in Section 2.1.

          "Transfer Closing Date" shall have the meaning set forth in Section
3.1.

          "Transferee" shall mean any Person who or which acquires Shares from a Stockholder or a Transferee (including Permitted Transferees) of a Stockholder subject to this Agreement.

                                  ARTICLE II
                           RESTRICTIONS ON TRANSFERS

          Section 2.1. Transfers in Accordance with this Agreement. No Stockholder shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of all or any portion of any Shares or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a "Transfer") to any Person, except in compliance with the Securities Act, applicable state and foreign securities laws and this Agreement. No Stockholder shall Transfer any Shares if the consummation of such Transfer may result in the Company becoming subject to FOCI or Adverse Clearance Status. Any attempt to Transfer any Shares in violation of the terms of this Agreement shall be null and void, and neither the Company, nor any transfer agent shall register upon its books any Transfer of Shares by a Stockholder to any Person except a Transfer in accordance with this Agreement.

          Section 2.2. Agreement to be Bound. No Transfer of Shares (other than Transfers (i) in the Initial Public Offering, if any, or (ii) to the Company) shall be effective unless (i) the certificates representing such Shares issued to the Transferee shall bear the legend provided in Section 2.3 and (ii) the Transferee, if not already a party hereto, shall have executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments substantially in the form of Exhibit D or otherwise reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement with respect to the Shares so Transferred to the same extent applicable to the Transferor thereof.

          Section 2.3. Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Stockholder hereby agrees that each certificate representing Shares issued to any Stockholder, or any certificate issued in exchange for any similarly legended certificate, shall bear a legend reading substantially as follows:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 30, 1997, COPIES OF WHICH MAY BE OBTAINED FROM L-3 COMMUNICATIONS HOLDINGS, INC. (THE "COMPANY"). NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

          Section 2.4.  Transfers to Permitted Transferees and the Company.
(a) None of the restrictions contained in this Agreement with respect to Transfers of Shares (other than Sections 2.2, 2.3 and 2.4(b)) shall apply to any Transfer of Shares by any Stockholder (i) to a Permitted Transferee of such Stockholder or (ii) to the Company.

          (b) Each Permitted Transferee of any Stockholder shall, and such Stockholder shall cause such Permitted Transferee to, transfer back to such

Stockholder any Shares it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Stockholder.

          Section 2.5. No Transfer Period; Rights of First Offer. (a) The Stockholders may not Transfer Shares prior to the first anniversary of the Effective Date, except for Transfers referred to in Section 2.4. Commencing on the first anniversary of the Effective Date, with the exception of Transfers in accordance with Section 2.4, each Stockholder may Transfer Shares only following compliance and in accordance with the provisions of this Section 2.5 and, as applicable, Sections 2.6 or 2.7.

          (b) Any Stockholder desiring to Transfer Shares to any Third Party (such Stockholder, in such capacity, a "Seller") shall give written notice (a "Seller's Notice") to the other Stockholders and to the Company (i) stating that such Seller desires to make such Transfer and (ii) setting forth the number of Shares proposed to be Transferred (the "Offered Shares") and the cash price per share that such Seller proposes to be paid for such Offered Shares (the "Offer Price") and, to the extent then known, the other terms and conditions of such Transfer, including the identity of any proposed transferee. Each Seller's Notice shall constitute an irrevocable offer by the Seller to the other Stockholders and to the Company of the Offered Shares at the Offer Price in cash and in accordance with the terms of this Agreement.

          (c) Within 60 days after receipt of a Seller's Notice, each other Stockholder may elect to purchase, on a pro rata basis based upon the total number of outstanding Shares then held by such other Stockholders (provided that any Offered Shares thereby offered to any other Stockholder that does not elect to purchase such Offered Shares shall be reallocated (on a pro rata basis based on the total number of Offered Shares each other Stockholder elected to purchase) among the remaining other Stockholders who have elected to exercise their option to purchase Offered Shares) all (but not less than all) of the Offered Shares allocated to it at the Offer Price in cash. The Company may elect, within 10 days following the expiration of such 60-day period, to purchase at the Offer Price in cash all (but not less than all) of the Offered Shares as to which no election to purchase is made by the other Stockholders within such 60-day period. The election to purchase such Offered Shares shall be exercisable by delivery of a notice (a "Buyer's Notice") to the Seller, with a copy to the Company (where the Company is not the electing party), stating (i) that such electing party elects to purchase such Offered Shares at the Offer Price in cash, (ii) that such election is irrevocable and (iii) the source of financing for such purchase, which financing shall not be subject to any material contingencies. Delivery of a Buyer's Notice shall constitute a contract among the Seller and the electing party that has delivered such Buyer's Notice for the sale and purchase of the Offered Shares at the Offer Price in cash and upon the other applicable terms and conditions set forth in the Seller's Notice.

          (d) If the other Stockholders and the Company fail to elect to purchase all of the Offered Shares within the time periods specified in
Section 2.5(c), then the Seller may, within a period of 90 days following the expiration of such time periods specified in Section 2.5(c), complete the Transfer of all or any of the Offered Shares not purchased by the other Stockholders or the Company to one or more Third Parties at a price per share not less than 95% of the Offer Price; provided that if the purchase price per share (the "Reduced Transfer Price") proposed to be paid by any such Third Party for Offered Shares is less than 95% of the Offer Price, the Seller shall promptly provide written notice (the "Reduced Transfer Price Notice") to the other Stockholders and the Company of such intended Transfer (including the material terms and conditions thereof) and the other Stockholders and the Company shall have the right, exercisable by delivery of a written election notice to the Seller within 30 days of receipt of such notice, to purchase such Offered Shares at the Reduced Transfer Price and otherwise substantially in accordance with the terms and conditions of the intended Transfer to such Third Party, following which 30-day period, if no such election is made, Section 2.5(e) shall apply.

          (e) If the other Stockholders and the Company fail to elect to purchase all of the Offered Shares at the Reduced Transfer Price in cash within the 30-day period specified in Section 2.5(d), then the Seller may, within a period of 90 days following the expiration of such 30-day period, complete the Transfer of all or any of the Offered Shares to one or more Third Parties at a price per share not less than 95% of the Reduced Transfer Price; provided that if the purchase price per share (the "Second Reduced Transfer Price") proposed to be paid by any such Third Party for Offered Shares is less than 95% of the Reduced Transfer Price, the Seller shall promptly provide written notice (the "Second Transfer Price Notice") to the other Stockholders and the Company of such intended Transfer (including the material terms and conditions thereof) and the other Stockholders and the Company shall have the right, exercisable by delivery of a written election notice to the Seller within 30 days of receipt of such notice, to purchase such Offered Shares at the Second Reduced Transfer Price and otherwise substantially in accordance with the terms and conditions of the intended Transfer to such Third Party.

          (f) If the other Stockholders and the Company fail to elect to purchase all of the Offered Shares at the Offer Price (or, if applicable, the Reduced Transfer Price or Second Reduced Transfer Price) in cash and the Seller shall not have Transferred the Offered Shares to any Transferee prior to the expiration of the 90-day period specified in Section 2.5(e), the rights of first offer under this Section 2.5 shall again apply in connection with any subsequent Transfer or offer to Transfer shares of Common Stock by such Sellers.

          Section 2.6. Tag Along Right. (a) If at any time on or after the first anniversary of the Effective Date and prior to the consummation of an Initial Public Offering, Lehman and/or LBHI (and/or their Permitted Transferees) proposes to Transfer Shares to any Person (other than a Permitted Transferee) (each, a "Proposed Transferee") in any transaction or series of related transactions and as a result of such Transfer, Lehman and LBHI (with their Permitted Transferees) would no longer own at least 35% of the issued and outstanding Common Stock, then Lehman shall send written notice to each Management Investor and Lockheed Martin which shall state (i) that Lehman and/or LBHI and/or their Permitted Transferees desires to make such a Transfer, (ii) the identity of the Proposed Transferee and the number of Shares proposed to be sold or otherwise transferred, (iii) the proposed purchase price per Share to be paid and the other terms and conditions of such Transfer and (iv) the projected closing date of such Transfer, which in no event shall be prior to 30 days after the giving of such written notice to each Management Investor and Lockheed Martin.

          (b) For a period of 30 days after the giving of the notice pursuant to clause (a) above, each Management Investor and Lockheed Martin shall have the right to sell to the Proposed Transferees in such Transfer at the same price and upon the same terms and conditions as Lehman, LBHI (and/or their Permitted Transferees) that percentage of the total number of Shares held by such Management Investor or Lockheed Martin, as the case may be, equal to the percentage of the total number of Shares then held by Lehman, LBHI and their Permitted Transferees proposed to be Transferred to such Proposed Transferee; provided that neither Management Investor shall have the right to sell any of its Shares Subject to Forfeiture pursuant to this
Section 2.6(b) if the price per share to be obtained by Lehman in such Transfer is less than $6.47.

          (c) The rights of each Management Investor and Lockheed Martin under Section 2.6(b) shall be exercisable by delivering written notice thereof, prior to the expiration of the 30-day period referred to in clause
(b) above, to Lehman with a copy to the Company; provided that Lockheed Martin shall not be entitled to exercise any rights under this Section 2.6 if neither of the Management Investors exercises his rights under this Section
2.6. The failure of such Management Investor or Lockheed Martin to respond within such period to Lehman shall be deemed to be a waiver of rights under this Section 2.6.

          (d) In the event that any Management Investor or Lockheed Martin exercises rights under Section 2.6(b) and following such exercise there is a change in the price or terms of the proposed transaction between Lehman and the Proposed Transferee, then Lehman shall promptly notify such Management Investor and Lockheed Martin of the revised price or terms and such Management Investor or Lockheed Martin, as the case may be, shall have the right to exercise its rights under Section 2.6(b) by notice to Lehman within two business days of receipt of the notice from Lehman. The failure of such Management Investor or Lockheed Martin to respond within such two-day period to Lehman shall be deemed to be a waiver of his or its rights under this
Section 2.6.

          (e) For purposes of determining the number of Shares a Management Investor may Transfer pursuant to this Section 2.6, such Management Investor shall be deemed to hold the shares of Common Stock issuable upon exercise of any outstanding options to purchase Common Stock he holds so long as (i) such options have vested and (ii) the exercise price of such options is below the proposed price to be paid by the Proposed Transferee in the Transfer to which such determination relates.

          Section 2.7. Bring Along Right. (a) If at any time on or after the first anniversary of the Effective Date and prior to the consummation of an Initial Public Offering, Lehman and/or LBHI (and/or their Permitted Transferees) proposes to sell Shares to a Third Party other than an Affiliate in any bona fide arm's-length transaction or series of related transactions and as a result of such sale Lehman and LBHI with their Permitted Transferees would cease to own at least 35% of the issued and outstanding Common Stock, then Lehman shall have the right to deliver a written notice (a "Buyout Notice") to each Management Investor (with a copy to Lockheed Martin) which shall state (i) that Lehman proposes to effect such transaction, (ii) the identity of the Third Party, the number of Shares to be sold and the proposed purchase price per Share to be paid and any other terms and conditions, and
(iii) the projected closing date of such sale. Each such Management Investor agrees that, upon receipt of a Buyout Notice, each such Management Investor (and his Permitted Transferees) shall be obligated to sell in such transaction that percentage of the total number of Shares held by such Management Investor (determined on the basis set forth in Section 2.6(e)) equal to the percentage of the total number of Shares then held by Lehman and LBHI and their Permitted Transferees to be sold in such transaction upon the terms and conditions of such transaction (and otherwise take all necessary action to cause consummation of the proposed transaction; provided, however, that each such Management Investor shall only be obligated as provided above in this Section 2.7 if each such Management Investor receives the same per Share consideration as Lehman and LBHI (and/or their Permitted Transferees); and provided further that in no event shall any Management Investor be required to make any representations or provide any indemnities other than on a proportionate basis and other than with respect to matters relating solely to Lehman and LBHI (and/or its Permitted Transferees), such as representations as to title to Shares to be transferred by Lehman and LBHI or their Permitted Transferees.

          (b)  At any time that Lehman exercises its rights under this
Section 2.7, Lockheed Martin shall have the right, but not the obligation, to sell in the transaction specified in the Buyout Notice at the same price and upon the same terms and conditions as Lehman and/or LBHI (and/or their Permitted Transferees) and the Management Investors that percentage of the total number of Shares held by Lockheed Martin equal to the percentage of the total number of Shares then held by Lehman and LBHI and their Permitted Transferees to be sold in such transaction. The rights of Lockheed Martin under this Section 2.7(b) shall be exercisable by delivering written notice thereof at least 10 days prior to the proposed closing date of such transaction.

          Section 2.8. Registration Rights. The Company hereby grants to each Stockholder the registration and other rights set forth in, and each Stockholder agrees to comply with the terms and conditions contained in, Exhibit C.


                                  ARTICLE III
                                    CLOSING

          Section 3.1. Closing. Any Stockholders acquiring or Transferring any Shares pursuant to Section 2.5 shall mutually determine a closing date (the "Transfer Closing Date") which, subject to any applicable regulatory waiting periods, shall not be more than 60 days after the last notice is given with respect to such Transfer pursuant to Section 2.5 or after the expiration of the last notice period pursuant to Section 2.5 applicable to such Transfer. The closing shall be held at 10:00 a.m., local time, on the Transfer Closing Date at the principal office of the Company, or at such other time and/or place as the parties may mutually agree.

          Section 3.2. Deliveries at Closing; Method of Payment of Purchase Price. On the Transfer Closing Date, each selling Stockholder shall deliver
(i) certificates representing the Shares being sold, free and clear of any lien, claim or encumbrance, and (ii) such other documents, including evidence of ownership and authority, as the Transferees may reasonably request. The purchase price shall be paid by wire transfer of immediately available funds no later than 2:00 p.m. on the Transfer Closing Date.

                                  ARTICLE IV
                       ADDITIONAL RIGHTS AND OBLIGATIONS
                        OF STOCKHOLDERS AND THE COMPANY

          Section 4.1. Preemptive Rights. If the Company shall (other than in connection with the issuance of Shares or Share Equivalents (i) to employees, officers and directors of or any of its direct or indirect subsidiaries with respect to any employee benefit plan, incentive award program or other compensation arrangement approved by the affirmative vote of a majority of the outstanding shares and (ii) as all or a portion of the consideration for the purchase of capital stock or assets of another Person)
(A) issue any Shares, (B) issue any Share Equivalents or (C) enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Shares or Share Equivalents (in each case other than in connection with the Initial Public Offering), each Stockholder shall have the right to purchase that number of Shares (or Share Equivalents, as the case may be) at the same purchase price as the price for the additional Shares (or Share Equivalents) to be issued so that, after the issuance all of such Shares (or Share Equivalents), together with all Shares (or Share Equivalents) to be issued pursuant to this Section 4.1 in connection therewith, the Stockholder would, in the aggregate, hold the same proportional interest of the outstanding Shares (assuming, in the case of an issuance of Share Equivalents, the conversion, exercise or exchange thereof) as was held by such Stockholder prior to the issuance of such additional Shares (or Share Equivalents).

          Section 4.2. Future Services. The Company agrees that Lehman Brothers Inc. ("Lehman Brothers") shall have the right, but not the obligation, which right shall be exercisable in Lehman Brothers' sole discretion, to provide investment banking services to the Company on an exclusive basis for a period of five years from the Effective Date (the "Exclusivity Period"); provided that as to acquisitions undertaken by the Company for cash, the Exclusivity Period shall be the three year period after the Effective Date. Such services may include arranging senior and subordinated debt financing for the Company, underwriting on a sole managed basis or acting as the sole initial purchaser or placement agent for the Company's or its affiliates' debt and/or equity securities, acting as the exclusive financial advisor to the Company with respect to any mergers, acquisitions or divestitures for which the services of an investment banking firm are utilized and providing other financial advisory services on an exclusive basis. In the event that Lehman Brothers agrees to provide any investment banking services to the Company, Lehman Brothers shall be paid fees to be mutually agreed upon based on fees which are competitive based upon similar transactions and practices in the investment banking industry. The Company acknowledges that Lehman Brothers may determine in its sole discretion for any reason (including, without limitation, the results of its due diligence investigation, a material change in the Company's financial condition, business, management, prospects or value, the lack of appropriate internal Lehman Brothers' committee approvals or then current market conditions) not to provide such investment banking services to the Company. In the event that Lehman Brothers elects not to provide such services to the Company with respect to any particular transaction, nothing contained herein shall be deemed to prevent the Company from utilizing the services of another investment banking firm for such transaction or to require the Company to pay a fee to Lehman Brothers with respect to such transaction, but such retention of another investment banking firm shall be without prejudice to Lehman Brothers' rights hereunder with respect to subsequent transactions.

          Section 4.3. Regulatory Event. If (a) the Company receives notification from a representative of the Department of Defense or any other U.S. government department, agency or authority that the ownership of Shares by Lehman and/or LBHI or the terms and provisions of this Agreement or the Charter Documents (i) causes the Company to be under impermissible foreign ownership, control or influence ("FOCI") within the meaning of Section 721 of Title VII of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, or (ii) materially adversely affects the ability of the Company to maintain or obtain Department of Defense or other U.S. government department, agency or authority security clearance of the level held by the Business and their employees on the Effective Date or which are necessary or desirable for the Company to perform and to bid competitively on U.S. government contracts and to participate in joint ventures formed to bid on or perform U.S. government contracts of the type the Business is eligible to bid on or participate in, respectively, on the Effective Date (any of the matters described in this clause (ii) being referred to as "Adverse Clearance Status"), and such FOCI or Adverse Clearance Status is not a result of a change in (A) the ownership of Lehman or LBHI from the ownership thereof as it exists as of the Effective Date or
(B) applicable law, regulations and decrees as in effect as of the Effective Date, Lehman and/or LBHI may, within 60 days of becoming aware of such notification, upon delivery of a written notice (a "Regulatory Event Notice") to the Company, require the Company (i) to repurchase (the "Put") such portion of the Shares then held by Lehman and/or LBHI required to eliminate such FOCI or Adverse Clearance Status (the "Regulatory Portion") for an amount in cash equal to the fair market value of the shares subject to the Put as determined by an investment bank of national reputation which is mutually acceptable to the Company (as determined by the Board of Directors of the Company without the participation by any directors designated by Lehman pursuant to this Agreement) and Lehman or (ii) to commence a Public Offering which shall include the registration and offering of the Regulatory Portion in accordance with the registration procedures contained in Exhibit C; provided, that prior to delivery of any Regulatory Event Notice Lehman and/or LBHI shall have complied with Section 4.4; and provided further, that the Company shall not be required to take any action under this Section 4.3 that it is prohibited from taking under the terms of any of its financing agreements or under applicable law.

          Section 4.4. Regulatory Compliance. (a) If any of the circumstances described in Section 4.3 occur and would (x) cause the Company to be under FOCI or (y) result in Adverse Clearance Status and such FOCI and Adverse Clearance Status, if any, may be eliminated to the complete satisfaction of all applicable U.S. government departments, agencies or authorities solely by the adoption by Lehman or LBHI or the Board of Directors of the Company of governance procedures or board resolutions insulating the Company from impermissible control or influence of any foreign entity in accordance with the National Industrial Security Program Operating Manual (DOD 5220.22M), then Lehman or LBHI or the Board of Directors of the Company, shall adopt such procedures or board resolutions, provided that such procedures and/or board resolutions do not contravene and are consistent with applicable law and do not materially and adversely affect the governance and other rights (whether exercised directly or in accordance with such procedures) of Lehman or LBHI contained in this Agreement and the Charter Documents and any other agreements or documents relating thereto.

          (b) If such FOCI and Adverse Clearance Status, if any, are not eliminated following compliance with paragraph (a) above, and such FOCI and

Adverse Clearance Status, if any, may be eliminated by a Transfer of Shares held by Lehman or LBHI to an Affiliate, Lehman or LBHI, as the case may be, shall use its reasonable efforts to effectuate such Transfer, provided that any such Transfer shall not contravene, and is made in compliance with, Lehman's and/or LBHI's customary business practices.

          (c) If there is a change in the ownership of Lehman from the ownership thereof as it exists as of the Effective Date and such change in ownership causes the Company to be under impermissible FOCI or otherwise results in an Adverse Clearance Status, and such FOCI or Adverse Clearance Status, as the case may be, cannot be eliminated through the procedures contemplated by Section 4.4(a) or Section 4.4(b), the Company shall have the option, exercisable within 30 days after it concludes that the measures contemplated by Section 4.4(a) and Section 4.4(b) are not sufficient to eliminate the FOCI or Adverse Clearance Status, to purchase (the "Call") the Regulatory Portion of the Shares then held by Lehman and/or LBHI for an amount in cash equal to the fair market value of the Shares subject to the Call as determined by an investment bank of national reputation which is mutually acceptable to the Company (as determined by the Board of Directors of the Company without the participation by any directors designated by Lehman pursuant to this Agreement) and Lehman.

          Section 4.5. Standstill Agreement. Lockheed Martin agrees that it will not, and it will cause its Permitted Transferees not to, directly or indirectly (through Affiliates or otherwise), acquire any shares of Common Stock if immediately following such acquisition of shares of Common Stock, Lockheed Martin and its Affiliates would own more than 34.9% of the outstanding shares of Common Stock; provided that this Section 4.5 shall not limit any of Lockheed Martin's rights under Section 2.5 or Section 4.1 of this Agreement.

               Section 4.6. Certain Other Agreements. If at any time prior to Payment in Full of the Preference Amount a merger or other similar transaction is consummated pursuant to which 90% or more of the outstanding equity interests in the Company are acquired by a Person other than an Affiliate of Lehman at a price per share which is less than $6.47 (an "Acquisition Transaction"), then each of the Stockholders agrees to enter into such other agreements or other arrangements as may be required in order that the proceeds to the Stockholders from such Acquisition Transaction are distributed as among the holders of each class of Common Stock in a manner comparable to the manner in which such proceeds would be distributed in a distribution of assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company in accordance with the terms of the Certificate of Incorporation.

                                   ARTICLE V
                           CERTAIN VOTING AGREEMENTS

          Section 5.1. Board of Directors of the Company. (a) The Company's Board of Directors shall be initially composed of eleven members. Lehman shall be entitled, but not required, to designate six members (the "Lehman Nominees") of the Board of Directors. Lockheed Martin shall be entitled, but not required, to designate three members (the "Lockheed Martin Nominees") of the Board of Directors. In addition, each of Lanza and LaPenta shall be entitled, but not required, to designate themselves as members of the Board of Directors for so long as they are employees of the Company or any of its Subsidiaries (the "Lanza Nominee" and "LaPenta Nominee", respectively).

          (b) (i) Each of the Stockholders agrees to vote all of the Shares of Class A Common Stock owned or held of record by such Stockholder at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board of Directors, or in any written consent executed in lieu of such a meeting of stockholders, and agrees to take all actions otherwise necessary, to ensure the election to the Board of Directors of the Lehman Nominees, the Lockheed Martin Nominees, the Lanza Nominee and the LaPenta Nominee in accordance with the terms hereof.

          (ii) Each of the Company and each Stockholder hereby agrees to use its or his best efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company and to vote all of the Shares of Class A Common Stock owned or held of record by such Stockholder for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of (i) any Lehman Nominee if Lehman requests such director's removal for any reason and (ii) any Lockheed Martin Nominee if Lockheed Martin requests such director's removal for any reason. Lehman and Lockheed Martin shall have the right to designate a new nominee in the event any Lehman Nominee or Lockheed Martin Nominee, respectively, shall be so removed or shall vacate his or her directorship for any reason.

          (c) Except as provided in Section 5.1(b)(ii) hereof, each Stockholder hereby agrees that, at any time that it or he is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of any Lehman Nominee, Lockheed Martin Nominee, Lanza Nominee or LaPenta Nominee, unless such removal shall be for Cause. For the purposes of this Section 5.1(c), "Cause" shall mean (i) as to any Lehman Nominee or Lockheed Martin Nominee, the gross neglect of or willful and continuing refusal to substantially perform his duties as a director, the willful engaging by a director in conduct which is demonstrably and materially injurious to the Company or the director's conviction of any crime constituting a felony and (ii) as to any Management Investor, gross neglect of or willful and continuing refusal to substantially perform his duties as a director or employee, any breach of the restrictive covenants contained in such Management Investor's employment agreement with the Company or any of its Subsidiaries, willful engaging in conduct which is demonstrably injurious to the Company or the Company's subsidiaries or affiliates or conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

          (d) The number of directors which Lehman and Lockheed Martin have the right to designate pursuant to Section 5.1(a) shall be reduced from time to time to take into account any reduction in Lehman's and Lockheed Martin's (in either case, together with its Permitted Transferees) ownership level in the issued and outstanding shares of Common Stock so that the percentage of the total number of directors designated by each such party corresponds as nearly as practicable to the percentage ownership of such party (with its Permitted Transferees) of the issued and outstanding shares of Common Stock; provided that so long as Lehman (with its Permitted Transferees) continues to own at least 35% of the issued and outstanding Common Stock, the directors designated by Lehman pursuant to Section 5.1(a) shall constitute a majority of the Board of Directors so long as Lehman (with its Permitted Transferees) continues to represent the largest single stockholder of the Company. The

Stockholders' obligations under Section 5.1(b) and (c) shall remain in effect with respect to the Lehman Nominees and Lockheed Martin Nominees, as reduced pursuant to the preceding sentence.

          (e) The rights of Lehman, Lockheed Martin, Lanza and LaPenta to designate Board members under Section 5.1(a) shall not be assignable (including to any Transferee of Shares).

          Section 5.2. Charter Documents. (a) Exhibits A and B set forth copies of the Certificate of Incorporation and By-laws of the Company, each in the form in which it is to be in effect on the Effective Date (the "Charter Documents").

          (b) The Company covenants and agrees that it will act in accordance with the Charter Documents. Each Stockholder covenants and agrees that it will vote all the Shares owned or held of record by such Stockholder at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all action necessary, to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

          Section 5.3.  Consent to an Initial Public Offering; Required IPO.
(a) Prior to the first anniversary of the Effective Date, the Company shall not commence an Initial Public Offering without the affirmative vote of (i) a majority of the Lehman Nominees, (ii) a majority of the Lockheed Martin Nominees, (iii) the Lanza Nominee and (iv) the LaPenta Nominee.

          (b) At any time on or after the fifth anniversary of the Effective Date, if an Initial Public Offering shall not have been consummated prior to such date, Lehman or Lockheed Martin (in each case, provided that it and its Permitted Transferees then own at least 50% of the issued and outstanding Common Stock owned by such party on the Effective Date) may require the Company promptly to commence an Initial Public Offering and to complete such Initial Public Offering as soon as reasonably practicable in accordance with the registration procedures contained in Exhibit C. The rights of Lehman and Lockheed Martin under this Section 5.3(b) shall not be assignable (including to any Transferee of Shares).


                                  ARTICLE VI
                                  TERMINATION

          Section 6.1. Termination. The provisions of this Agreement, other than Sections 2.8, 4.2 and 4.5 shall terminate upon the consummation of an Initial Public Offering. Section 2.8 and the registration rights contained in Exhibit C shall continue to apply following such consummation with respect to all Registrable Securities (as defined in Exhibit C) in accordance with the terms thereof. Section 4.2 shall continue to apply following the consummation of an Initial Public Offering until the earlier of the expiration of the Exclusivity Period or the date on which Lehman (together with its Permitted Transferees) ceases to own at least 10% of the outstanding shares of Common Stock. Section 4.5 shall continue to apply following such consummation until the fifth anniversary of the Effective Date.

                                  ARTICLE VII
                                 MISCELLANEOUS

          Section 7.1. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholders in this Agreement.

          Section 7.2. Recapitalization, Exchanges, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term "Shares," as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.

          Section 7.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

          Section 7.4. No Waivers, Amendments. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) No amendment, modification or supplement to this Agreement shall be enforced against any holder unless such amendment, modification or supplement is signed by (i) where such holder is Lehman or LBHI or one of their Permitted Transferees, a majority of the Shares held by Lehman and LBHI and its Permitted Transferees, (ii) where such holder is Lockheed Martin or one of their Permitted Transferees, a majority of the Shares held by Lockheed Martin and its Permitted Transferees, (iii) where such holder is Lanza or one of his Permitted Transferees, a majority of the Shares held by Lanza and his Permitted Transferees and (iv) where such holder is LaPenta or one of his Permitted Transferees, a majority of the Shares held by LaPenta and his Permitted Transferees.

          (c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

          Section 7.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address, telex or telecopier number set forth below, or such other address, telex or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number specified in this Section and the appropriate answerback is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this Section 7.5.

          Notices to the Company shall be addressed to the Company at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016,
Attention: General Counsel (telecopier no. (212) 805-5494) with a copy thereof to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention: David B. Chapnick (telecopier (212) 455-2502); notices to Lehman or LBHI shall be addressed to Lehman Brothers Capital Partners III, L.P. or Lehman Brothers Holdings Inc., as the case may be, 3 World Financial Center, New York, New York 10285, Attention: Steven Berkenfeld (telecopier
(212) 526-3738) with a copy thereof to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention: David B. Chapnick (telecopier (212) 455-2502); notices to Lockheed Martin shall be addressed to Lockheed Martin at Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Marcus C. Bennett (telecopier (301) 897-6083) with a copy thereof to Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Frank H. Menaker, Jr. (telecopier
(301) 897-6791) and to Miles & Stockbridge, a Professional Corporation, 10 Light Street, Baltimore, Maryland 21202, Attention: Glenn C. Campbell (telecopier (410) 385-3700); notices to Lanza and LaPenta shall be addressed to Lanza and LaPenta, respectively, at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 (telecopier (212) 949-9879, as to Lanza and (212) 805-5470, as to LaPenta) with a copy thereof to Fried, Frank, Harris, Shriver and Jacobson, 1 New York Plaza, New York, New York 10004
Attention:  Robert C. Schwenkel (telecopier (212) 859-8879).

          Section 7.6. Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by a Stockholder at the principal offices of the Company.

          SECTION 7.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 7.8. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          Section 7.9. Entire Agreement. This Agreement, together with the Subscription Agreements, constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

          Section 7.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          Section 7.11. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

          Section 7.12. Option Plan. Each of the Stockholders agrees to vote all of the Shares of Class A Common Stock owned or held of record by such Stockholder at any regular or special meeting of the stockholders of the Company called for the purpose of approving the Option Plan or in any written consent executed in lieu of such a meeting of stockholders (and the Company agrees to use reasonable efforts to cause such meeting to occur promptly), and agrees to take all actions otherwise necessary, to ensure the approval of the Option Plan in accordance with the terms hereof.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                       L-3 COMMUNICATIONS
                                        HOLDINGS, INC.


                                      By:_________________________________
                                         Title:


                                      LOCKHEED MARTIN CORPORATION


                                      By:_________________________________
                                         Title:

                                      LEHMAN BROTHERS CAPITAL
                                        PARTNERS III, L.P.


                                      By: Lehman Brothers Holdings Inc.,
                                            its general partner


                                      By:_________________________________
                                         Title:



                                      LEHMAN BROTHERS HOLDINGS INC.



                                      By:_________________________________
                                         Title:



                                      ____________________________________
                                      Frank C. Lanza


                                      ____________________________________
                                      Robert V. LaPenta

                                                                     EXHIBIT D



                         FORM OF AGREEMENT TO BE BOUND


                               [DATE]

To the Parties to the
     Stockholders Agreement
     dated as of April 30, 1997

Dear Sirs:

     Reference is made to the Stockholders Agreement dated as of April 30, 1997 (the "Stockholders Agreement"), among L-3 Communications Holdings, Inc., Lockheed Martin Corporation, Lehman Brothers Capital Partners III, L.P., Lehman Brothers Holdings Inc., Frank C. Lanza and Robert V. LaPenta and each other Stockholder who or which shall become parties to the Stockholders Agreement as provided therein. Capitalized terms used herein and not defined have the meanings ascribed to them in the Stockholders Agreement.

          In consideration of the representations, covenants and agreements contained in the Stockholders Agreement, the undersigned hereby confirms and agrees that it shall be bound by all of the provisions thereof.

          This letter shall be construed and enforced in accordance with the laws of the State of New York.

                                   Very truly yours,




                    [Permitted Transferee]